Exhibit 10.4

EMPLOYEE IS AFFIRMATIVELY ADVISED, INSTRUCTED, CAUTIONED AND RECOMMENDED TO CONSULT WITH AN ATTORNEY PRIOR TO THE EXECUTION OF THIS AGREEMENT. PLEASE READ CAREFULLY. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

DATE AGREEMENT FIRST DELIVERED TO EMPLOYEE: MARCH 27, 2019

SEPARATION, SEVERANCE AND GENERAL RELEASE AGREEMENT
This Separation, Severance and General Release Agreement ("the Agreement") is entered into by and between Billy Ray Smith, (the “Employee”) and U.S. Silica Company (the “Company,” and together with the Employee, the “Parties”).

WHEREAS:
Employee’s employment with the Company will terminate (the “Separation”) effective March 27, 2019 (the “Separation Date”); and
The Company is willing to provide Employee with the severance benefits described herein; and
This Agreement represents the waiver and release of any claims Employee might have against the Releasees (as such term is defined below) as of the date of his/her execution of this Agreement.
NOW, THEREFORE, for mutual consideration the adequacy and sufficiency of which is hereby acknowledged by the Parties:
1.    Severance Benefits. Subject to the execution and non-revocation of this Agreement as set forth in Section 9 below, and subject further to compliance with all obligations under this Agreement, Employee will be entitled to receive from the Company the following severance benefits (the “Severance Benefits”):
(a)    Severance Pay. Payment equal to twelve (12) months of salary, calculated at the annual base salary in effect as of the Separation Date, being $XXXXXX, payable in a single lump sum. The Parties agree that the gross amount of such payment before withholdings is $XXXXXX (the “Severance Payment”), and that the Severance Payment will be subject to all applicable tax withholdings. Such Severance

Payment shall be made promptly, provided the conditions for payment as set forth in Section 1(e) are met, and (ii) Employee has not revoked this Agreement in accordance with Section 9.
.
(b)    RSU Vesting. Within 15 days after Employee’s execution of this Agreement, and provided that Employee has not revoked this Agreement in accordance with Section 9, employee will receive XXXXXX shares of U.S. Silica Holdings, Inc. stock constituting XXXXXX (XXXXXX) of the previously awarded 2017 Restricted Stock Award (“RSA”) grant. Employee will also receive XXXXXX shares of U.S. Silica Holdings, Inc. stock constituting XXXXXX (XXXXXX) of the previously awarded 2018 Restricted Stock Unit (“RSU”) grant.
(c)    PSU Vesting. Employee will receive a pro-rated number of shares following the pro-ration guidelines and subject to the company achieving the performance conditions set forth in the previously awarded 2018 Performance Share Units (“PSU”) grant agreement. The shares will be transferred to an account of the Employee’s choosing no later than April 1st, 2021
(d)    Health Insurance; COBRA Rights. Effective as of the Separation Date, as required by the continuation coverage provisions of Section 4980B of the U. S. Internal Revenue Code of 1986, as amended (the “Code”), Employee will be offered the opportunity to elect continuation coverage under the group medical plan(s) of the Company (“COBRA coverage”). Employee will be provided with the appropriate COBRA coverage notice and election form for this purpose. Such eligibility for COBRA shall not be subject to the provisions in Section 1(e) below.

(i)
If Employee elects COBRA coverage and complies with the requirements of Section 1(e) below, the Company will pay 100% of Employee’s health insurance premium for XXXXXX (XXXXXX) months, beginning with April 2019.

(ii)
Payment in accordance with the above will be dependent upon the Company determining that payment of such amounts would not result in the imposition of excise taxes on the Company for any failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and the Health Care and Education Reconciliation Act of 2010, as amended. The existence and duration of Employee’s rights and/or the COBRA rights of any of his/her eligible dependents will be determined in accordance with Section 4980B of the Code.

(e)    Payment of all amounts in Section 1(a) above is expressly conditioned upon the following:
(i)    Employee has not revoked this Agreement;
(ii)    The Company has received adequate proof that there is a zero balance owed on Employee’s Company credit card;
(iii)    Employee has returned to the Company all Company property in his/her possession; and
(iv)    Employee has otherwise cooperated with the Company in all matters related to his separation from the Company.
(f)    Vacation Pay. Upon separation, Employee will also be paid a sum equal to all accrued but unused vacation, less applicable payroll taxes and withholdings, in accordance with Company policy.
(g)    Agreement to Repay. The Company acknowledges and agrees that Employee’s termination of employment does not constitute an “Employment Separation” under any Authorization for Payroll Deduction and Agreement to Repay, and as such, Employee is not required to repay any relocation expenses paid by the Company.
(h)    No Other Entitlements. Employee acknowledges and agrees that the payments and benefits provided in Sections 1(a) through (h) constitute consideration beyond that which, but for the mutual covenants set forth in this Agreement, the Company otherwise would not be obligated to provide to Employee as of the Separation Date. Employee acknowledges that he will no longer be entitled to any other benefits, payments or contributions from the Company or its subsidiaries other than those specifically provided for in this Agreement or under an employee benefit plan governed by the Employee Retirement Income Security Act of 1974, as amended.
2.    Earned Compensation. Except for his final salary pay check, Employee specifically acknowledges that, as of the date of execution of this Agreement, he has been paid all wages, commissions, compensation, accrued time-off, benefits, and other amounts that Employee is or was owed under the Fair Labor Standards Act (“FLSA”), or any other applicable federal, state, or local law or regulation providing for the payment of wages, commissions, compensation, accrued time-off, and benefits (“Wage Law”) to which he is entitled through and including the Separation Date. Except for the PSU Vesting set forth in Section 1(c) Employee is not owed any back-pay, damages, penalties, or any other amounts due under the FLSA, or any other applicable federal, state, or local Wage Law. Employee shall not be eligible for any other payment beyond the aforementioned.
3.    Non-Admission. The Parties understand and agree that this Agreement does not represent any admission of liability or misconduct by any person or entity for any purpose. Rather, Employee and the Releasees are resolving all matters arising out of their employer-employee relationship and with all other relationships between Employee and the Releasees.
4.    Release. In exchange for the benefits and undertakings described herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee hereby fully and forever releases and discharges the Company, its parents, subsidiaries and affiliates, and each of its and their general and limited partners and members and managers, including, without limitation, each of their respective predecessors, successors, assigns, subsidiaries, affiliates, affiliated partnerships and companies, as well as its and their current and former shareholders, directors, officers, employees, partners, members, trustees, attorneys, representatives, fiduciaries and/or agents, both individually and in their official capacities (collectively, the "Releasees") from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys' fees, or liabilities of any nature whatsoever, both past and present and whether known or unknown, suspected, or claimed against the Company or any of the Releasees which Employee or any of Employee’s heirs, executors, administrators or assigns, may have, including (without limitation) those claims which arise in whole or in part in connection with his/her hiring and employment by the Company and the Separation, including but not limited to his/her pay in whatever form, and specifically including the Age Discrimination in Employment Act, as amended (the “ADEA”); the Americans with Disabilities Act of 1990; the Family and Medical Leave Act; the Fair Labor Standards Act, as amended; the National Labor Relations Act, as amended; the Labor-Management Relations Act, as amended; the Worker Adjustment Retraining and Notification Act of 1988; the Rehabilitation Act of 1973, as amended; the Employee Retirement Income Security Act of 1974 (except as to rights which already may have vested); the Equal Pay Act of 1963, as amended; the Uniformed Services Employment and Reemployment Rights Act of 1994; Employment Discrimination, Texas Lab. Code Ann. §21.001, et. seq., as amended; the Texas Payday Law, Texas Lab. Code Ann. §61.001, et. seq., as amended; the Texas Minimum Wage Act, Texas Lab. Code Ann. §62.001, et. seq., as amended; the anti-retaliation provisions of the Texas Workers’ Compensation Act, Texas Lab. Code Ann § 451.001, et. seq., as amended, and other applicable Texas statutes or regulations; and the common law of the state of Texas, in all cases except to the extent such claims cannot be waived as a matter of law, and all other federal, state or local laws, statutes, regulations or ordinances, any and all claims in contract, tort, public policy, or common law, and any and all claims for costs and attorney fees (“Claims”). It is the intention of Employee in executing this Agreement that it will be effective as a bar to each and every claim, demand, and cause of action mentioned or implied in this Agreement. Each Party understands the significance of his/her or its release of unknown claims and his/her or its waiver of statutory protection against a release of unknown claims. In waiving and releasing any and all claims against the Released Parties, whether or not now known to Employee, Employee understands that this means that, if Employee later discovers facts different from or facts in addition to those facts currently known by Employee, or believed by Employee to be true, the waivers and releases of this Agreement will remain effective in all respects -- despite such different or additional facts and Employee’s later discovery of such facts, even if Employee would not have agreed to this Agreement if Employee had prior knowledge of such facts.
5.    Representations and Acknowledgements. Employee represents to each of the Releasees that at no time prior to execution of this Agreement has Employee filed or caused or permitted the filing of any Claim which s/he may now have or has ever had against any of the Releasees which is based in whole or in part on any matter referred to in Section 4 above; and Employee acknowledges that, subject to the Company’s performance under this Agreement, to the maximum extent permitted by law, s/he is prohibited from doing so. Employee further agrees that if any person, organization, or other entity should bring a claim against the Released Parties involving any such matter, Employee will not accept any personal relief in such action.
6.    EXCEPTIONS FOR CLAIMS NOT BEING WAIVED OR RELEASED BY EMPLOYEE. The only claims that are not being waived and released by Employee under this Agreement are claims Employee may have for:
(a)unemployment benefits, workers’ compensation benefits, state disability benefits and/or paid family leave insurance benefits pursuant to the terms of applicable state law;
(b)    any benefit entitlements that are vested as of the Separation Date pursuant to the terms of an Employer-sponsored benefit plan governed by the federal law known as “ERISA;”
(c)    violation of any federal, state or local statutory and/or public policy right or entitlement that, by applicable law, is not waivable;
(d)    any wrongful act or omission occurring after the date Employee signs this Agreement;
(e)    any claim under the Fair Labor Standards Act or claim for health insurance benefits under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”);
(f)    any claim Employee may have to challenge the knowing and voluntary nature of this Agreement under the Older Workers’ Benefit Protection Act (“OWBPA”); or
(g)    any other claim, as determined by a court of competent jurisdiction, that cannot be waived as a matter of law.
6.    GOVERNMENT AGENCY CLAIMS EXCEPTION.
(a)    Nothing in this Agreement prevents or prohibits Employee from filing a claim with or participating in an administrative investigation or proceeding of a government agency, such as the U.S. Equal Employment Opportunity Commission, that is responsible for enforcing a law on behalf of the government. However, Employee understands that, because Employee is waiving and releasing all claims for monetary damages and any other form of personal relief, except as set forth above, Employee may only seek and receive non-personal forms of relief through any such claim.
(b)    Employee further understands and acknowledges that nothing in this Agreement prohibits, penalizes, or otherwise discourages Employee from reporting, providing testimony regarding, or otherwise communicating any nuclear safety concern, workplace safety concern, public safety concern, or concern of any sort, to the U.S. Department of Labor or any federal or state government agency.
(c)    Employee also understands and acknowledges that nothing in this Agreement shall be construed to prohibit him/her from engaging in any activity protected by the Sarbanes-Oxley Act, 18 U.S.C. § 1514A and the Dodd-Frank Wall Street Reform and Consumer Protection Act, Pub. L. No. 111-203, H.R. 4173.
(d)    Nothing in this Agreement prohibits or restricts Employee from: (i) making any disclosure of information required by law; and (ii) providing information to, or testifying or otherwise assisting or cooperating in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization or the Company’s designated legal compliance officer.
8.    Non-Disparagement; Employment References. Employee agrees that s/he will not criticize or otherwise disparage the Company or any of the Releasees, or any of their respective officers, directors, employees, products or services. The Company agrees that Company executives (Vice President level and above) will not criticize or otherwise disparage the Employee or his services to the Company during the term of his employment. The Parties agree that, in response to any inquiry from a prospective employer of Employee, the Company will advise such prospective employer of Employee’s starting and ending dates of employment, his/her job title as of the Separation Date , will verify previous compensation only if the requesting party provides salary data for confirmation, and if asked whether Employee is subject for rehire, the Company shall answer “Yes”.
9.    Voluntary Execution; ADEA Compliance. Employee acknowledges that s/he has entered into this Agreement freely and without coercion, that s/he has been advised orally and is being advised herein in writing by the Company to consult with counsel of his/her choice, that s/he has had adequate opportunity to so consult, and that s/he has been given all time periods required by law to consider this Agreement (the “Consideration Period”), including but not limited to the 21-day period required by the ADEA. Employee acknowledges that everything Employee is receiving for signing this Agreement is described in this Agreement itself, and no other promises or representations have been made to cause Employee to sign it. Employee acknowledges that Employee has had at least twenty-one (21) days after receipt of this information and Agreement to consider whether to accept or reject this Agreement.  Employee understands that Employee may sign this Agreement prior to the end of such twenty-one (21) day period, but is not required to do so.  Employee understands that if s/he chooses to execute this Agreement less than 21 days from his/her receipt from the Company, such execution will represent his/her knowing waiver of such Consideration Period. Employee further acknowledges that within the 7-day period following his/

her execution of this Agreement (the “Revocation Period”) s/he will have the unilateral right to revoke this Agreement, and that the Company’s obligations hereunder will become effective only upon the expiration of the Revocation Period without his/her revocation hereof. In order to be effective, notice of Employee’s revocation of this Agreement must be received by the Company on or before the last day of the Revocation Period. Any notice of revocation must be hand delivered, or sent by e-mail and express courier (UPS or Federal Express only), pre-paid next-day air, to the Company in care of its attorney, W.Andrew Macan, SVP General Counsel and Corporate Secretary, U.S. Silica Company, 24275 Katy Freeway, S. 600, Katy, TX 77494, 346-307-8631, macan@ussilica.com.

10.    Confidential Information/Non-Solicitation of Employees. (a) Employee acknowledges that the information, observations and data obtained by him/her during the course of his/her employment with the Company concerning (1) any business information not otherwise publicly available concerning the organization, business, investments, prospective investments or finances of the Company or any of the Releasees; (2) any personal information concerning the present or former partners, employees, officers and directors of the Company or any of the Releasees, (3) information received from any third party which any Releasee is under an obligation to keep confidential (collectively, "Confidential Information") is the property of the respective Releasee. Employee agrees that s/he will not, directly or indirectly, disclose to any unauthorized person or use for his/her own account any of such Confidential Information unless, and only to the extent that, (i) such matters become generally known to and available for use by the public other than as a result of Employee’s acts or omissions, or (ii) s/he is required to do so by order of a court of competent jurisdiction (by subpoena or similar process), in which event Employee will reasonably cooperate with the Company or the Releasees in connection with any action to restrict, limit or suppress such disclosure. Employee represents, warrants and covenants that at no time prior to or contemporaneous with his/her execution of this Agreement has s/he, directly or indirectly, disclosed Confidential Information to any unauthorized person or used such Confidential Information for his/her own purposes or benefit.
(b)    Employee further agrees that for a period of two (2) years following the Separation Date, s/he shall not, directly or indirectly, employ, retain, solicit for employment or retention, knowingly assist in the employment or retention of, or seek to influence or induce to leave the Company’s employment or service, any person who was employed or otherwise engaged by the Company or any of its subsidiaries at any time during the one-year period prior to the Separation Date.
11.    Confidentiality of Agreement. The Company and Employee agree that the terms and conditions of this Agreement are to be strictly confidential, except that Employee may disclose the terms and conditions to his/her family, attorneys, accountants, tax consultants, state and federal tax authorities or as may otherwise be required by law. The Company may disclose the terms and conditions of this Agreement as the Company deems necessary to its officers, employees, board of directors, stockholders, insurers, attorneys, accountants, state and federal tax authorities, or as may otherwise be required by law. Employee warrants that s/he has not discussed, and agrees that except as expressly authorized by the Company s/he will not discuss, this Agreement or the circumstances of his/her Separation with any employee of the Company, and that s/he will take affirmative steps to avoid or absent him/herself from any such discussion even if s/he is not an active participant in the discussion. Employee understands and agrees that his/her breach of this Agreement, as determined by a court with competent jurisdiction, will eliminate his/her entitlement to any Severance Benefits under this Agreement, including such benefits already received and, with respect to benefits received, upon request from the Company, Employee will be required to immediately return such amounts or monetary equivalent of such benefit requested by the Company in the event of a breach. EMPLOYEE ACKNOWLEDGES THE SIGNIFICANCE AND MATERIALITY OF THIS PROVISION TO THIS AGREEMENT, AND HIS/HER UNDERSTANDING OF THIS PROVISION.
12.    Third Party Beneficiaries. As third-party beneficiaries of this Agreement, the Releasees (or any of them) will be entitled to enforce this Agreement in accordance with its terms in respect of the rights granted to such Releasees. There are no other third-party beneficiaries to this Agreement.
13.    No Precedential Effect. By entering into this Agreement, it is not the intention of the Company to establish any policy, procedure, course of dealing or plan of general application irrespective of any similarity in facts or circumstances involving such other employee, on the one hand, and Employee, on the other hand.
14.    Entire Agreement. This Agreement contains the entire agreement between the Parties with respect to the subject matter set forth in this Agreement, and supersedes and preempts all other agreements and obligations between the Parties; provided however, that this Agreement does not merge, supersede or replace the terms of any “Ownership of Proprietary Information, Assignment of Inventions, Non-solicitation, and Non-disclosure Agreement for Employees” (the “Surviving Agreement”), or any other restrictive covenant or non-compete agreements which shall remain in full and effect according to their own terms, except to the extent there is a conflict between the terms of this Agreement and the Surviving Agreement, the terms of this Agreement shall govern.  The terms and conditions of this Agreement are contractual and not a mere recital. No part of this Agreement may be changed except in writing executed by the Parties.

17.    Choice of Law. This Agreement will be interpreted in accordance with the laws of the State of Texas. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement will be held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or the remaining provisions of this Agreement.
18.    Headings. Any titles, captions and headings contained in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect in any way the meaning or interpretation of this Agreement.
19.    No Right to Re-Employment. Employee acknowledges and agrees that neither the Company nor any of the Releasees is obligated to offer him/her employment (or to accept services or the performance of work from him/her, whether directly or indirectly) now or in the future.

20.    Code Section 409A. This Agreement is intended to comply with the requirements of Code Section 409A and the Treasury Regulations and other guidance issued thereunder, as in effect from time to time, to the extent a payment hereunder is, or shall become subject to the application of Code Section 409A. To the extent a provision of this Agreement is contrary to or fails to address the requirements of Code Section 409A and related Treasury Regulations, this Agreement shall be construed and administered as necessary to comply with such requirements to the extent allowed under applicable Treasury Regulations until this Agreement is appropriately amended to comply with such requirements. If as of the Separation Date Employee is determined to be a “specified employee” as defined in Treasury Regulation Section 1.409A-1(i), then the payment shall be delayed until a date that is six months after the date of Employee’s Separation Date to the extent necessary to comply with the requirements of Code Section 409A and related Treasury Regulations; provided, however that the payments to which Employee would have been entitled during such 6-month period, but for this subparagraph, shall be accumulated and paid to Employee without interest in a lump sum within ten days following the date that is six months following Employee’s Separation Date, and any remaining payments shall continue to be paid to Employee on their original schedule. If Employee dies during such six-month period and prior to the payment of the portion that is required to be delayed on account of Code Section 409A, such amount shall be paid to Employee’s estate within 60 days after Employee’s death.

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IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date of the last signature affixed below.
READ CAREFULLY BEFORE SIGNING
WITH MY SIGNATURE BELOW, I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THIS AGREEMENT, I HAVE HAD REASONABLE AND SUFFICIENT OPPORTUNITY TO CONSULTANT WITH AN INDEPENDENT LEGAL REPRESENTATIVE OF MY OWN CHOOSING, AND I UNDERSTAND ALL OF ITS TERMS INCLUDING THE FULL AND FINAL RELEASE OF CLAIMS SET FORTH ABOVE.
I FURTHER ACKNOWLEDGE THAT I HAVE FREELY AND VOLUNTARILY AND WITHOUT DURESS OR UNDUE PRESSURE OR INFLUENCE OF ANY KIND OR NATURE, ENTERED INTO THIS AGREEMENT, THAT I HAVE NOT RELIED UPON ANY REPRESENTATION, PROMISE, WARRANTY OR STATEMENT, WRITTEN OR ORAL, NOT SET FORTH IN THIS AGREEMENT, THAT I HAVE BEEN GIVEN THE OPPORTUNITY TO HAVE THIS AGREEMENT REVIEWED BY MY ATTORNEY AND THAT I HAVE BEEN ENCOURAGED BY THE COMPANY TO DO SO.
I ALSO ACKNOWLEDGE THAT I HAVE BEEN AFFORDED AT LEAST 21 DAYS TO CONSIDER THIS AGREEMENT AND THAT I HAVE 7 DAYS AFTER SIGNING THIS AGREEMENT TO REVOKE IT BY DELIVERING WRITTEN NOTIFICATION OF MY REVOCATION AS SET FORTH ABOVE. IF THIS AGREEMENT IS NOT REVOKED IN THIS MANNER, IT WILL BECOME EFFECTIVE ON THE EIGHTH DAY AFTER I SIGN IT. FURTHERMORE, I UNDERSTAND THAT IF I REVOKE THIS AGREEMENT, THIS AGREEMENT WILL BECOME NULL AND VOID AND I WILL NOT BE ENTITLED TO THE BENEFITS CONFERRED BY THIS AGREEMENT, INCLUDING PAYMENTS SET FORTH HEREIN IF THE AGREEMENT IS REVOKED.

_______________________________
Billy Ray Smith
Dated: _______________, 2019

U. S. SILICA COMPANY

By: _________________________________________
    David D. Murry
Senior Vice President and CHRO

Dated: ______________, 2019